Exhibit 10.1
AMENDED EMPLOYMENT AGREEMENT
This Amended Employment Agreement (this “Agreement”) was entered into as of October 23, 2014 by and between AutoNation, Inc. (together with its subsidiaries and affiliates, the “Company”), and Michael E. Maroone (the “Executive”), an individual resident of the State of Florida, and is hereby amended and restated as of January 23, 2015.
RECITALS
WHEREAS, the Executive currently serves as the President and Chief Operating Officer of the Company pursuant to an Amended Employment Agreement dated as of February 12, 2014 (the “Prior Employment Agreement”); and
WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement with this Agreement, effective as of the date hereof, and desire to set forth herein amended terms and conditions of the Executive’s employment with the Company, including certain non-competition covenants applicable to the Executive.
TERMS OF AGREEMENT
In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.	Employment.
(a)Employment Period. The Executive shall serve as President and Chief Operating Officer of the Company until the close of business on February 3, 2015, as specified in the Executive’s notice of resignation from such positions dated January 15, 2015, and thereafter until the close of business on April 1, 2015 (at which time Executive will retire as an employee of the Company, as specified in his notice of resignation), the Executive shall serve as an employee of the Company in a non-executive capacity, in either case unless earlier terminated pursuant to Paragraph 2 of this Agreement. The period from October 23, 2014 through the Executive’s last day of employment with the Company shall be referred to herein as the “Employment Period”.
(b)Duties and Responsibilities. During the Employment Period, the Executive shall have such authority and responsibility and perform such duties as are customary to the offices the Executive holds at the time or as may be assigned to him from time to time at the direction of the Company’s Chairman of the Board and Chief Executive Officer. During the Employment Period, the Executive’s employment shall be full time, except that after February 3, 2015 Executive’s employment shall be on a transitional basis with such duties and time commitments as shall be determined by the Company’s Chairman of the Board and Chief Executive Officer, and the Executive shall perform his duties honestly, diligently, competently, in good faith and in what he believes to be the best interests of the Company and shall use his best efforts to promote the interests of the Company.
(c)Base Salary. In consideration for the Executive’s services hereunder and the restrictive covenants contained herein, the Executive shall be paid a base salary during the Employment Period at an annual rate of $1,000,000 through December 31, 2014 and $1,100,000 effective on January 1, 2015 (the “Salary”). The Salary will be payable in accordance with the Company’s customary payroll practices and will be subject to annual review and adjustment by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (or such other duly authorized committee or subcommittee, as applicable); provided, however, that the Salary shall not be reduced during the Employment Period.
(d)Bonus. During the Employment Period, the Executive shall participate in the Company’s Senior Executive Incentive Bonus Plan (the “Plan”), or any successor or substitute to the Plan, at such target award levels and upon such terms and conditions as are determined in the discretion of the Committee (or such other duly authorized committee or subcommittee, as applicable); provided, however, that the target award level for annual incentive bonuses under the Plan, or any successor or substitute to the Plan, will be no less than 110% of the Executive’s Salary at such time; provided, further, however, that in 2015, the Executive will be eligible to participate in the Company’s 2015 annual incentive program to be established by the Committee and to receive a prorated award based on (i) time served as an employee of the Company during 2015 and (ii) a 2015 annual target award equal to 110% of his Salary, with the performance goals and other terms of the incentive award to be established by the Committee. The payment of any such 2015 prorated award would be made in 2016 based on achievement of the performance goals and Committee approval of the pay-outs to executives and employees of the Company.

(e)Benefits. During the Employment Period, the Executive shall be entitled to (i) participate in any retirement plans, insurance programs and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of executives of the Company, subject to the provisions of such plans and programs, (ii) participate in the AutoNation, Inc. CEO and President Vehicle Program (or successor program), and (iii) through February 3, 2015, use of the Company’s corporate aircraft for personal travel for up to 70 hours per year (provided that the value of such travel will be included in the Executive’s annual income subject to tax in accordance with the applicable regulations of the Internal Revenue Service and Company policy).
(f)Expenses. In addition to the compensation and benefits described above, the Executive shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company during the Employment Period, upon delivery of receipts and pursuant to the reimbursement standards and guidelines of the Company.
(g)Equity-Based Awards. The Executive shall be entitled to participate in any annual stock option or other equity-based awards during the Employment Period (or other broad-based stock option or other equity-based awards that include senior executives of the Company) at an appropriate level as determined by the Committee (or such other duly authorized committee or subcommittee, as applicable). The Executive will continue to be eligible during the Employment Period for the first quarterly stock option grant in 2015 at a level and on terms and conditions to be approved by the Committee at the time of the Company’s 2015 annual equity grant approval and consistent with his current position as President and Chief Operating Officer of the Company.
2.Termination.
(a)Cause, Death and Disability. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive for “Cause” (as defined below). Upon any such termination by the Company for Cause, the Executive or his legal representatives shall be entitled to that portion of the Salary prorated through the date of termination, and the Company shall have no further obligations hereunder. Termination for Cause shall mean termination because of: (i) the Executive’s breach of his covenants contained in this Agreement; (ii) the Executive’s failure or refusal to perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement; (iii) the Executive willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided, that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in the best interests of the Company); (iv) the Executive’s commission of an act of fraud or dishonesty affecting the Company or the commission of an act constituting a felony; or (v) Executive’s violation of Company policies in any material respect.
The Company acknowledges that the Executive may resign or otherwise terminate the Employment Period and his employment with the Company without Good Reason (as defined below), provided that (a) the Company shall have no further obligations hereunder from and after the end of the Employment Period in such event and the Executive’s rights with respect to any employee stock options or other grants held by him shall be as set forth in the applicable equity or other incentive plan and any stock option or other grant agreements and (b) Executive shall provide reasonable written notice to the Company (in no event less than twenty (20) business days) of such resignation or termination, shall provide a reasonable transition of his duties and responsibilities with the Company and shall coordinate with the Company as to the public communication of the resignation or termination in order to ensure an orderly transition. The Company acknowledges and the parties agree that, on January 15, 2015, the Executive submitted to the Company his resignation pursuant to this paragraph from his positions as President and Chief Operating Officer of the Company effective February 3, 2015, and from his position as an employee of the Company effective April 1, 2015, and that the Company waived the 20-day notice requirement in connection therewith under (b) above in this paragraph.
In addition, in the event that during the Employment Period the Executive (i) dies, the Employment Period shall automatically terminate, or (ii) is unable to perform his duties and responsibilities as provided herein due to his physical or mental disability or sickness (a) for more than ninety (90) days (whether or not consecutive) during any period of twelve (12) consecutive months or (b) reasonably expected to extend for greater than three (3) months, the Company may at its election terminate the Employment Period and Executive’s employment. In the case of clause (i) or clause (ii) above, the Company shall have no further obligations hereunder from and after such termination date and the Executive’s rights with respect to any employee stock options or other grants held by him shall be as set forth in the applicable equity or other incentive plan and any stock option or other grant agreements.

(b)Without Cause by the Company or by Executive for Good Reason. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive without Cause effective upon delivery of written notice to the Executive. At any time during the Employment Period, the Executive shall have the right to terminate the Employment Period for Good Reason if, after delivery of written notice to the Company, the Company has not cured the circumstances constituting “Good Reason” within ten (10) business days. Upon such termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, as long as the Executive is in compliance with the provisions of Paragraphs 3 and 4 below and within thirty (30) days of termination of Executive’s employment the Executive executes a reasonable and mutually acceptable severance agreement with the Company that includes a release of the Company and a covenant of reasonable cooperation on matters Executive is involved with pertaining to the Company (a “Severance Agreement”), the Executive will be entitled to an amount equal to (i) the sum of the Executive’s then-current Salary plus annual bonus awarded to the Executive for the calendar year prior to such termination of the Executive’s employment plus (ii) the pro rata portion (based on the portion of the calendar year actually served by the Executive) of the annual bonus to which the Executive would have been entitled had the Executive not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above will be made by the Company within thirty (30) days following termination of the Executive. Payment of the amount due under clause (ii) above will be made by the Company at the same time as annual bonuses are paid to the Company’s other executives under the Plan for the year in which the Executive is terminated, but in no event later than March 15 of the following year.
In addition, upon such termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, as long as the Executive is in compliance with the provisions of Paragraphs 3 and 4 below and the Executive executes a Severance Agreement within thirty (30) days of termination of Executive’s employment:
(1)the Executive and his dependents will be entitled to continue to participate in the Company’s group health and welfare benefit plans (as such plans are in effect at such time) for a period of 18 months following such termination at the same cost to the Executive as such benefits were provided prior to such termination (or the Company will procure and pay for comparable benefits during such time period);
(2)all vested employee stock options or other grants carrying a right to exercise held by the Executive as of such termination will survive and be exercisable until the expiration of their initial term, at which time such stock options or other grants carrying a right to exercise, if not exercised, will terminate and be void; and
(3)all unvested employee stock options or other grants held by the Executive will immediately vest on such termination, and employee stock options or other grants carrying a right to exercise will survive and be exercisable until the first anniversary of such termination, at which time such stock options or other grants carrying a right to exercise, if not exercised, will terminate and be void.
At all times during the Employment Period, unless otherwise elected by the Executive with respect to all outstanding equity-based awards, the foregoing provisions of clause (2) and clause (3) of this paragraph shall govern in the event of any conflict between such provisions and the provisions of any stock option or other grant agreement to which the Executive is a party or the provisions of any equity or other incentive plan pursuant to which the Executive’s employee stock options or other grants were granted.
“Good Reason” shall mean the occurrence of a material breach of this Agreement by the Company, which breach is not cured within ten (10) days after written notice thereof is received by the Company.
(c)The Company acknowledges and the parties agree that, on January 15, 2015, the Executive submitted to the Company his resignation from his position as a member of the Board of Directors effective February 3, 2015.
(d)Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) no amounts shall be paid to the Executive under Section 2 of this Agreement until the Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A of the Code, and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid within 30 days following the date that is six months following the Executive’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.
3.Restrictive Covenants. The Executive hereby acknowledges that the Company is as of the date hereof engaged primarily in the sale, leasing, financing and servicing of new and used vehicles, as well as the provision of related services and products, such as the sale of parts and accessories, extended service contracts, aftermarket automotive products and collision repair services (the “Auto Business”). The Executive further acknowledges that: (i) the Company may engage in additional related businesses or in separate and distinct businesses from time to time, (ii) the Company currently engages in its businesses by means of traditional retail establishments, the Internet and otherwise and the Company may in the future engage in its businesses by alternative means, and (iii) the Executive’s position with the Company is such that he will be privy to specific trade secrets, confidential information, confidential business lists, confidential records, customer goodwill, specialized training and employees, any or all of which have great and competitive value to the Company.
The Executive hereby agrees that the Executive shall not, directly or indirectly, anywhere in the United States (or in any other geographic area outside the United States where the Company conducts business at any time during Executive’s employment with the Company):
(a)during the Executive’s employment with the Company and for a period of one (1) year following the termination of the Executive’s employment with the Company (by the Company or the Executive for any reason), participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever (except for an ownership interest not exceeding 1% of a publicly-traded entity), if such entity or its affiliates is engaged, directly or indirectly, in the Auto Business or any other business of the type and character engaged in or competitive with any business conducted by the Company at any time during the Executive’s employment by the Company on or after the date hereof;
(b)during the Executive’s employment with the Company and for a period of two (2) years following the termination of the Executive’s employment with the Company (by the Company or the Executive for any reason), participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever (except for an ownership interest not exceeding 1% of a publicly-traded entity), if such entity or its affiliates, directly or indirectly, have hired, engaged or entered into any business relationship with (whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever) any person who was employed by the Company or any subsidiary or affiliate of the Company as a Region President, Market President, corporate officer or General Manager;
(c)during the Executive’s employment with the Company and for a period of two (2) years following the termination of the Executive’s employment with the Company (by the Company or the Executive for any reason), (i) employ, engage or enter into any business relationship with (whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever), or permit any company or business of which the Executive is an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee or otherwise involved (except for an ownership interest not exceeding 1% of a publicly-traded entity) to employ, engage or enter into any business relationship with (whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever) any person who was employed by the Company or any subsidiary or affiliate of the Company in any capacity, other than as a Region President or Market President, at any time on or after October 1, 2014, or (ii) in any manner seek to solicit or induce any such person to leave his or her employment with the Company or any subsidiary or affiliate of the Company for any reason;
(d)during the Executive’s employment with the Company and for a period of three (3) years following the termination of the Executive’s employment with the Company (by the Company or the Executive for any reason), (i) employ, engage or enter into any business relationship with (whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever), or permit any company or business of which the Executive is an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee or otherwise involved (except for an ownership interest not exceeding 1% of a publicly-traded entity) to employ, engage or enter into any business relationship with (whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever) any person who was employed by the Company or any subsidiary or affiliate of the Company as a Region President or Market President at any time on or after October 1, 2014, or (ii) in any manner seek to solicit or induce any such person to leave his or her employment with the Company or any subsidiary or affiliate of the Company for any reason;
(e)during the Executive’s employment with the Company and for a period of one (1) year following the termination of the Executive’s employment with the Company (by the Company or the Executive for any reason), solicit any customers to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company at any time during the Executive’s relationship with the Company; or
(f)during the Executive’s employment with the Company and for a period of one (1) year following the termination of the Executive’s employment with the Company (by the Company or the Executive for any reason), request or advise any Person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity.
Executive hereby further agrees that the Restrictive Covenants and Confidentiality Agreement, dated March 3, 2014, between the Company and the Executive (the “2014 Covenants Agreement”), as well as all past outstanding and future similar agreements between the Company and the Executive: (i) are hereby amended to incorporate by reference Paragraph 3(a)-(f) hereof for all purposes as additional, separate stand-alone obligations in such agreements, and (ii) shall continue in full force and effect, subject to the modifications in this paragraph, and subject to any subsequent amendments between the parties. Notwithstanding any other provision to the contrary contained herein, this Agreement is not intended to (and shall not be deemed to) limit, decrease or reduce the scope of any prior or future restrictive covenants contained in any agreement to which the Company (or any of its subsidiaries or affiliates) and the Executive are party, including, without limitation, any non-competition, confidentiality, no-hire, no-solicit or similar provisions.
4.Confidentiality. The Executive acknowledges that he previously entered into, and will continue to abide by, the Employee Confidentiality Agreement dated as of May 14, 2003. The Executive hereby also agrees that, without the prior approval of the Company, he shall not at any time during his employment with the Company and for a period of five (5) years thereafter: (1) give any interviews or speeches, write any books or articles, make any public statements (whether through the press, at automobile trade conferences or meetings or through similar media), or make any disparaging or negative statements: (x) concerning the Company or any of its businesses or reputation or the personal or business reputations of its directors, officers, shareholders or employees, (y) concerning any matter he has participated in while an employee of the Company, or (z) in relation to any matter concerning the Company or any of its businesses occurring after the Employment Period; or (2) in any way impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Company with any third party.
5.Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Paragraphs 3 and 4 are reasonable in scope and duration and are necessary to protect the Company. If any provision of Paragraphs 3 or 4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstances or the validity or enforceability of any other provisions of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or to delete specific words or phrases and in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees and acknowledges that the breach of Paragraph 3 or 4 will cause irreparable injury to the Company, and upon breach of any provision of such Paragraphs, the Company shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that such remedies shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).
6.Notices. All notices, requests, demands, claims or other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), hand delivery, guaranteed overnight delivery or facsimile transmission, if such transmission is confirmed by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties):

To the Company:	AutoNation, Inc.
200 SW 1st Ave, Ste 1600 Fort Lauderdale, Florida 33301
Attention: Chairman of the Board

Copy To:	AutoNation, Inc.
200 SW 1st Ave, Ste 1600
Fort Lauderdale, Florida 33301
Attention: General Counsel
Telecopy: (954) 769-6340

To Executive:	Michael E. Maroone
AutoNation, Inc.
200 SW 1st Ave, Ste 1600
Fort Lauderdale, Florida 33301
Telecopy: (954) 769-4666
7.Amendment, Waiver, Remedies. This Agreement may not be modified, amended, supplemented, extended, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.
8.Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by him. The Company may assign its rights, together with its obligations hereunder, to any of its affiliates or subsidiaries, or any successor thereto.
9.Severability; Survival; Term. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of this Agreement (other than Paragraph 1 and, except for obligations in Paragraph 2 resulting from a termination of the Employment Period, Paragraph 2) will survive the termination for any reason of the Employment Period and Executive’s relationship with the Company. If the Employment Period has not been terminated in accordance with Paragraph 2 of this Agreement prior to April 1, 2015, (i) the respective obligations of the parties under Paragraphs 1 and 2 hereof shall terminate on April 1, 2015, and (ii) the provisions of Paragraphs 3-11 under this Agreement shall survive.
10.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
11.Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.
12.Agency. Nothing herein shall imply or shall be deemed to imply an agency relationship between the Executive and the Company.

IN WITNESS WHEREOF, the parties entered into this Agreement as of October 23, 2014, and have amended and restated this Agreement as of January 23, 2015.

AUTONATION, INC., a Delaware corporation

/s/ Michael J. Jackson
MICHAEL J. JACKSON, Chairman of the Board and Chief Executive Officer

/s/ Michael E. Maroone
MICHAEL E. MAROONE, individually